Exhibit 99.1

Community Bankers Trust Corporation Reports Results for Third Quarter 2015

•	Termination of FDIC shared-loss agreements during quarter will improve profitability beginning in the fourth quarter of 2015.
•	As part of the termination of the shared-loss agreements during the quarter, the FDIC paid $3.1 million in cash to the Bank, and the remaining $13.1 million FDIC indemnification asset related to the agreement was charged off.
•	This transaction will eliminate future indemnification asset amortization expense, which totaled $5.2 million for the 12-month period from July 1, 2014 through June 30, 2015.
•	Loans, excluding purchased credit impaired (PCI) loans, have grown by $33.0 million, or 5.0%, during 2015 and $53.7 million, or 8.4%, year-over-year.
•	Noninterest bearing deposits have grown $15.0 million in 2015, or 17.7%.
•	Nonperforming assets, excluding PCI loans, have declined $7.7 million, or 31.5%, in 2015.

Conference Call on Friday, October 30, 2015, at 10:00 a.m. Eastern Time

Richmond, VA, October 30, 2015 – Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported unaudited results for the third quarter and first nine months of 2015. Net loss available to common shareholders was $7.7 million, or $0.35 per common share, basic and fully diluted for the third quarter. Excluding the one-time charge of $13.1 million related to the termination of the FDIC shared-loss agreements, net income for the quarter would have been $853,000. (See “Non-GAAP Financial Measures” at the end of this release for the calculation of net income without the effect of the one-time charge.) In addition to the shared-loss termination, the Company had write-downs totaling $1.1 million with respect to two bank buildings and one parcel in other real estate owned in the third quarter of 2015.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated: “We have been wanting to terminate the shared-loss agreements with the FDIC for some time, as the loans covered by these agreements have performed better than was originally projected. Following the one-time payment by the FDIC of $3.1 million and absorbing the one-time charge from the write-off of the indemnification asset, we project that our net income will realize a pick-up of approximately $3.0 million in the next twelve months from the elimination of amortization. In addition, we will still account for these loans under the same methodology of SOP-03, which resulted in a yield of 10.97% this quarter.”

“Additionally, we wrote-down, by $684,000, the book value of two branch locations that are held-for-sale, giving us the flexibility to improve operating costs by selling them, and lowered our ongoing salaries and employee benefit costs beginning in the fourth quarter. This is the result of the consolidation efforts we have already put in place over the previous year at our new headquarters, coupled with less expense associated with the management of the shared-loss agreements going forward.”

RESULTS OF OPERATIONS

Net loss was $7.7 million for the third quarter of 2015, compared with net income of $1.7 million in the second quarter of 2015 and $1.8 million in the third quarter of 2014. Earnings/(loss) per common share, basic and fully diluted, were $(0.35) per share for the third quarter of 2015, compared with $0.08 per share in the second quarter of 2015 and $0.08 per share in the third quarter of 2014.

On a linked quarter basis, net income declined $9.4 million. Excluding the one-time charges related to the termination of the FDIC shared-loss agreements, net income would have declined $840,000, or 49.6%. The write-down of three bank properties, two in held-for-sale totaling $684,000 and one held in other real estate owned for $392,000, was the major factor in this decrease. Additionally, salaries and employee benefits increased by $397,000 on a linked quarter basis, $161,000 of this increase the result of accrued salary and benefit payments related to position consolidations that will reduce this expense by approximately $600,000 annually, before tax.

Net loss was $4.7 million for the first nine months ended September 30, 2015 versus net income of $5.3 million and net income available to common shareholders of $5.0 million for the same period in 2014. Excluding the aforementioned one-time FDIC-related charges, net income would have been $3.7 million for the first nine months of 2015. The Company estimates that the elimination of the FDIC indemnification asset will result in a net income increase of approximately $3.0 million over the next 12 months. Earnings/(loss) per common share, basic and fully diluted, were $(0.21) for the first nine months of 2015 versus $0.23 for the first nine months of 2014.

The following table presents summary income statements for the three and nine months ended September 30, 2015 and 2014, respectively.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended		For the nine months ended
	30-Sep-15	30-Sep-14	30-Sep-15	30-Sep-14
Interest income	$11,723	$12,665	$35,706	$36,999
Interest expense	1,878	1,783	5,613	5,050
Net interest income	9,845	10,882	30,093	31,949
Provision for loan losses	-	-	-	-
Net interest income after provision
for loan losses	9,845	10,882	30,093	31,949
Noninterest income	1,253	1,166	3,856	3,437
Noninterest expense	23,029	9,538	41,991	28,074
Net (loss) income before income taxes	(11,931)	2,510	(8,042)	7,312
Income tax (benefit) expense	(4,215)	697	(3,331)	2,055
Net (loss) income	(7,716)	1,813	(4,711)	5,257
Dividends on preferred stock	-	-	-	247
Net (loss) income available
to common shareholders	$(7,716)	$1,813	$(4,711)	$5,010

EPS Basic	$(0.35)	$0.08	$(0.21)	$0.23
EPS Diluted	$(0.35)	$0.08	$(0.21)	$0.23

Net Interest Income

Linked Quarter Basis

Net interest income was $9.8 million for the quarter ended September 30, 2015, compared with $10.5 million for the second quarter of 2015, representing a decrease of $618,000, or 5.9%. The linked quarter decline was most evidenced in interest and fees on PCI loans, which declined $688,000. In the second quarter of 2015, there were $475,000 in cash payments realized from acquisition development and construction (ADC) loans that had been previously written down to a zero carrying value realized. Interest and fees on loans declined a modest $31,000 on a linked quarter basis, while securities income increased $115,000. The increase in securities income was generated by higher average balances in investments of $22.8 million in the third quarter of 2015 compared with the previous quarter.

The yield on earning assets was 4.45% for the third quarter of 2015 compared with 4.78% in the second quarter of 2015. The yield on loans, excluding PCI loans, declined from 4.77% in the second quarter of 2015 to 4.60% in the third quarter of 2015, while the yield on PCI loans declined from 15.07% in the second quarter to 10.97% in the third quarter. The second quarter reflected the ADC cash payments noted above, which enhanced yield. Securities yields have remained relatively stable and were 2.97% on a tax-equivalent basis for the third quarter of 2015.

Interest expense increased only $8,000, or 0.43%, on a linked quarter basis. Average interest bearing liabilities increased only $3.8 million during the quarter, and the cost of total interest bearing liabilities declined from 0.80% in the second quarter of 2015 to 0.79% in the third quarter of 2015. Federal Home Loan Bank (FHLB) and other borrowings declined $3.5 million during the third quarter of 2015 and averaged $91.9 million at a rate of 1.19%, down from 1.26% in the second quarter of 2015.

The interest spread declined from 3.98% in the second quarter of 2015 to 3.66% in the third quarter of 2015. The 32 basis point decline in spread was due to a 33 basis point decline in the yield on earning assets, as outlined above, coupled with only a one basis point improvement in the cost of funds. This resulted in a decline in the net interest margin, on a tax-equivalent basis, of 32 basis points, from 4.07% in the second quarter of 2015 to 3.75% in the third quarter of 2015.

Year-Over-Year Quarter

Net interest income declined $1.1 million from $10.9 million in the third quarter of 2014 to $9.8 million in the same period in 2015. This decline was driven by a reduction in income recognized in PCI loans, which was $2.6 million for the three months ended September 30, 2014 and $1.7 million for the same period in 2015. This reduction in PCI interest income of $916,000 was due to $221,000 in cash payments on zero carrying value ADC loans in the third quarter of 2014 versus no such payments for the same period in 2015. Additionally, the average balance of PCI loans declined by $7.2 million in the year-over-year quarters, also causing lower PCI interest income.

The yield on earning assets declined from 4.97% for the third quarter of 2014 to 4.45% for the third quarter of 2015. The most notable decline was in PCI loan yields, which fell from 15.05% in the third quarter of 2014 to 10.97% in the third quarter of 2015. The yield on loans, excluding PCI loans, declined from 4.95% in the third quarter of 2014 to 4.60% in the third quarter of 2015. Securities yields, on a tax-equivalent basis, increased from 2.94% in the third quarter of 2014 to 2.97% in the third quarter of 2015.

Interest expense, year-over-year, was $1.9 million in the third quarter of 2015 versus $1.8 million in the third quarter of 2014. The cost of total interest bearing deposits increased only $19,000 year-over-year on an increase of $2.2 million in average balances. The expense of FHLB and other borrowings increased $106,000 on an increase of $6.4 million in average balances.

The rate paid on total interest bearing liabilities increased slightly, from 0.75% in the third quarter of 2014 to 0.79% in the third quarter of 2015. The increase was primarily the result of the Company locking in $30 million of five-year funding in the fourth quarter of 2014 through the use of a swap agreement, at a rate of 1.69%. As a result of this transaction, the rate paid on FHLB and other borrowings increased from 0.79% in the third quarter of 2014 to 1.19% for the same period in 2015.

The combination of the items described above resulted in a decrease in the interest spread of 56 basis points, from 4.22% in the third quarter of 2014 to 3.66% in the third quarter of 2015. The tax-equivalent net interest margin declined from 4.28% in the third quarter of 2014 to 3.75% for the same period in 2015.

Year-Over-Year Nine Months

Net interest income was $30.1 million for the nine months ended September 30, 2015 versus $31.9 million for the nine months ended September 30, 2014. This decrease in net interest income was the result of lower interest income of $1.3 million coupled with higher interest expense of $563,000. This is a decrease of $1.8 million, or 5.8%. While the income on loans, excluding PCI loans, has increased $1.7 million from the first nine months of 2014 to the same period in 2015, the income derived from PCI loans has dropped by $2.8 million. Cash payments on zero carrying value ADC loans were $825,000 greater during the 2014 nine month time frame when compared with the first nine months of 2015. Interest income on securities declined 6.1%, or $373,000, during the same time frame.

The tax-equivalent yield on earning assets dropped 37 basis points, from 4.98% for the first nine months of 2014 to 4.61% for the first nine months of 2015. The yield on total loans declined 70 basis points, from 6.09% in 2014 to 5.39% in 2015. PCI loan yield fell from 17.02% to 12.83% and the yield on loans, excluding PCI loans declined 15 basis points, from 4.82% to 4.67%. The tax-equivalent yield on securities increased from 2.74% for the first nine months of 2014 to 2.93% for the same period in 2015. The average balance of tax-exempt securities increased $47.8 million over the time frame and is responsible for the increase in yield on the portfolio.

Interest expense increased $563,000, or 11.2%, from $5.1 million for the nine months ended September 30, 2014 to $5.6 million for the first nine months of 2015. Interest on FHLB and other borrowings increased $405,000 during this time frame on average balance increases of $13.3 million, coupled with an increase in rate from 0.80% to 1.25%, as noted above, due to locking in five year funding in the fourth quarter of 2014.

The rate paid on total interest bearing liabilities increased from 0.74% for the first nine months of 2014 to 0.80% for the same period in 2015. Again, the increase in FHLB and other borrowings was the main factor for this increase.

The combination of the decrease in yield on earning assets coupled with the slight increase in cost of interest bearing liabilities resulted in a decrease in the interest spread from 4.24% in the first nine months of 2014 to 3.81% for the same period in 2015. As a result, the net interest margin declined from 4.30% for the first nine months of 2014 to 3.90% for the same period in 2015.

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	30-Sep-15	30-Jun-15	30-Sep-14
Average interest earning assets	$1,073,790	$1,058,471	$1,022,220
Interest income	$11,723	$12,333	$12,665
Interest income - tax-equivalent	$12,032	$12,603	$12,804
Yield on interest earning assets	4.45%	4.78%	4.97%
Average interest bearing liabilities	$943,208	$939,380	$938,127
Interest expense	$1,878	$1,870	$1,783
Cost of interest bearing liabilities	0.79%	0.80%	0.75%
Net interest income	$9,845	$10,463	$10,882
Net interest income - tax-equivalent	$10,154	$10,733	$11,021
Interest spread	3.66%	3.98%	4.22%
Net interest margin	3.75%	4.07%	4.28%

	For the nine months ended
	30-Sep-15	30-Sep-14
Average interest earning assets	$1,058,376	$1,002,210
Interest income	$35,706	$36,999
Interest income - tax-equivalent	$36,514	$37,305
Yield on interest earning assets	4.61%	4.98%
Average interest bearing liabilities	$940,484	$922,681
Interest expense	$5,613	$5,050
Cost of interest bearing liabilities	0.80%	0.74%
Net interest income	$30,093	$31,949
Net interest income - tax-equivalent	$30,901	$32,255
Interest spread	3.81%	4.24%
Net interest margin	3.90%	4.30%

Provision for Loan Losses

The Company has two categories of loans -- loans, excluding PCI, and PCI loans. As a result, the Company records a separate provision for loan losses for its loan portfolio, excluding PCI loans, and for its PCI loan portfolio. There was no provision for loan losses on loans, excluding PCI loans, for the first nine months of 2014 or 2015. Likewise, there was no provision for loan losses on the PCI portfolio during the same time frames.

Noninterest Income

Linked Quarter

Noninterest income was $1.3 million for the third quarter of 2015, compared with $1.2 million in the second quarter of 2015. The increase was $48,000, or 3.9%. Gain on sales of securities was $74,000 for the third quarter of 2015, an increase of $82,000 from the $8,000 loss in the second quarter of 2015. Also increasing in the third quarter of 2015 over the second quarter of 2015 were service charges on deposit accounts, which increased $26,000 and were $583,000 for the period. Mortgage loan fees were $230,000 in the third quarter of 2015, a decline of $32,000 from the second quarter of 2015. There was no gain on sale of loans during the third quarter of 2015 versus $23,000 in the second quarter.

Year-Over-Year Quarter

Noninterest income increased $87,000 and was $1.3 million in the third quarter of 2015 versus $1.2 million for the same period in 2014. Mortgage loan fees increased $188,000 and were $230,000 in the third quarter of 2015 compared with $42,000 in the third quarter of 2014. Other noninterest income also reflected a year-over-year increase and was $178,000 in the third quarter of 2015 versus $154,000 one year ago. Declines year-over-year were in gain on sale of other loans, which were none for the current quarter versus $78,000 one year ago when the Company sold selected SBA loans at a gain. Gain on sale of securities of $74,000 in the third quarter of 2015 was $41,000 less than the $115,000 realized one year ago.

Year-Over-Year Nine Months

Noninterest income was $3.9 million for the nine months ended September 30, 2015 versus $3.4 million for the nine months ended September 30, 2014. This is an increase of $419,000, or 12.2%. Mortgage loan income of $640,000 was a $525,000 increase for the nine months ended September 30, 2015 versus $115,000 for the first nine months of 2014. The mortgage division began operations in the second quarter of 2014 and has progressively increased its production. Also increasing for the nine months ended September 30, 2015 over the nine months ended September 30, 2014 were other income, which increased 19.7%, to $554,000 and service charges on deposit accounts, which increased $34,000 and were $1.7 million for the period. Offsetting these increases in noninterest income were a decrease in gain on sale of securities of $131,000, which were $363,000 for the nine months ended September 30, 2015, and a decrease in gain on sale of other loans of $84,000, which were $69,000 for the nine months ended September 30, 2015.

Noninterest Expenses

Linked Quarter

Noninterest expenses were $23.0 million for the quarter ended September 30, 2015, a linked quarter increase of $13.6 million. The increase was due to the $13.1 million expense in indemnification asset amortization as a result of the termination of the FDIC shared-loss agreements. There will be no further indemnification asset amortization as a result of this termination, in which the Bank was paid $3.1 million by the FDIC. Other real estate expenses increased $721,000 and were $858,000 in the third quarter of 2015 versus $137,000 in the second quarter of 2015. Management wrote down the value of two branch buildings that are held for sale by a total of $684,000 in the third quarter of 2015. Additionally, the Company further wrote down a piece of other real estate by $392,000 to reflect management’s assessment of current market value. Costs of other real estate expenses were partially offset by a gain of $320,000 on the sale of other real estate owned and rental income of $34,000. Salaries and employee benefits increased $397,000, from $4.4 million in the second quarter of 2015 to $4.8 million in the third quarter of 2015. Of this increase, $161,000 was related to severance payments as the Company right-sized its workforce to improve efficiencies. Beginning in the fourth quarter of 2015, this is expected to result in approximately $157,000 per quarter in lower salaries and employee benefit costs. Other operating expenses declined $210,000 on a linked quarter basis and were $1.6 million in the third quarter of 2015.

Year-Over-Year Quarter

Noninterest expenses were $23.0 million for the third quarter of 2015 versus $9.5 million for the third quarter of 2014. Again, the $13.5 million increase in noninterest expense in the year over year quarters was primarily the result of the termination of the FDIC shared-loss agreements, which resulted in the write-off of the remaining FDIC indemnification asset causing an increase in indemnification asset amortization of $12.4 million. Also increasing in the third quarter of 2015 over the same period in 2014 was salaries and employee benefits, which increased $731,000, but beginning in the fourth quarter of 2015 will reflect savings noted previously. Other real estate expenses increased $466,000 year-over-year and were $858,000 in the third quarter of 2015 versus $392,000 in the third quarter of 2014, the result of the write downs in the third quarter of 2015 noted above. Other operating expenses of $1.6 million were $158,000 lower in the third quarter of 2015 versus the third quarter of 2014.

Year-Over-Year Nine Months

Noninterest expenses were $42.0 million for the nine months ended September 30, 2015. This compares with noninterest expenses of $28.1 million for the nine months ended September 30, 2014. This is an increase of $13.9 million, of which indemnification asset amortization write-off was $11.8 million of the total. The second largest increase was reflected in salaries and employee benefits, which increased $1.7 million, primarily through the addition of loan production employees, including the mortgage division in the second quarter of 2014. Other real estate expenses of $1.1 million increased $305,000 for the nine months ended September 30, 2015 versus $775,000 for the nine months ended September 30, 2014. Other operating expenses of $4.9 million for the nine months ended September 30, 2015 increased $117,000, or 2.4%, over the same period in 2014.

Income Taxes

Income tax reflected a benefit of $4.2 million in the third quarter of 2015 as a result of the loss reported for the quarter through the termination of the FDIC shared-loss agreements. Income tax expense was $533,000 in the second quarter of 2015 and $697,000 in the third quarter of 2014. Income tax reflects a benefit of $3.3 million for the nine months ended September 30, 2015 versus income tax expense of $2.1 million for the nine months ended September 30, 2014. The effective tax rate, as a result of an increase in non-taxable income in municipal securities, was a 41.4% benefit for the nine months ended September 30, 2015 and an effective tax rate of 28.1% for the nine months ended September 30, 2014.

FINANCIAL CONDITION

Total assets of $1.149 billion at September 30, 2015 were relatively unchanged, $6.5 million less than the $1.156 billion reported at December 31, 2014. Total assets increased $20.4 million from September 30, 2014. Total loans, excluding PCI loans, were $693.0 million at September 30, 2015, increasing $33.0 million, or 5.0% since year-end 2014. Residential 1-4 family mortgage loans increased $17.1 million, or 10.2%, over this time frame and were $184.3 million at September 30, 2015. Multifamily loans increased $11.8 million, or 34.9%, and were $45.6 million at September 30, 2015. Commercial and land development loans of $64.1 million at September 30, 2015 reflect an increase of 10.3%, or $7.0 million since year end 2014. The largest component of the loan portfolio, commercial real estate loans, were $288.1 million at September 30, 2015, with an increase of $6.0 million during 2015. PCI loans were $61.1 million at September 30, 2015, $6.4 million lower than at year-end 2014.

The following table shows the composition of the Company’s loan portfolio, excluding PCI loans, net of deferred fees and costs, at September 30, 2015, June 30, 2015, December 31, 2014, and September 30, 2014.

LOANS (excluding PCI loans)
(Dollars in thousands)	30-Sep-15		30-Jun-15		31-Dec-14		30-Sep-14
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Mortgage loans on real estate:
Residential 1-4 family	$184,256	26.60%	$177,413	26.09%	$167,171	25.32%	$161,442	25.25%
Commercial	288,111	41.57%	284,089	41.79%	282,127	42.75%	280,899	43.94%
Construction and land development	64,059	9.24%	57,008	8.39%	57,027	8.64%	50,841	7.95%
Second mortgages	7,940	1.15%	7,356	1.08%	5,997	0.91%	6,554	1.03%
Multifamily	45,609	6.58%	44,343	6.52%	33,812	5.12%	34,087	5.33%
Agriculture	6,335	0.91%	6,654	0.98%	7,163	1.09%	7,495	1.17%
Total real estate loans	596,310	86.05%	576,863	84.85%	553,297	83.83%	541,318	84.67%
Commercial loans	90,295	13.03%	96,510	14.20%	99,783	15.12%	90,820	14.21%
Consumer installment loans	5,005	0.72%	5,011	0.74%	5,496	0.83%	5,692	0.89%
All other loans	1,392	0.20%	1,396	0.21%	1,444	0.22%	1,495	0.23%
Gross loans	693,002	100.00%	679,780	100.00%	660,020	100.00%	639,325	100.00%
Allowance for loan losses	(9,701)		(9,864)		(9,267)		(9,764)
Non-covered loans, net of unearned
income	$683,301		$669,916		$650,753		$629,561

Total securities of $314.3 million at September 30, 2015 reflected a decrease of $5.3 million from year-end 2014. The fair value of securities available-for-sale was $267.0 million at September 30, 2015, and state, county and municipal bonds were 54.6% of this total, at $145.9 million. The book value of securities held-to-maturity was $38.7 million at September 30, 2015 with state, county and municipal bonds totaling $35.4 million. Gains on the sale of securities of $74,000 were realized in the third quarter of 2015.

The Company had cash and cash equivalents of $12.4 million at September 30, 2015 versus $22.4 million at December 31, 2014. During the third quarter of 2015, management implemented a system that will result in lower reserve requirements and increase the level of earning assets.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at September 30, 2015, June 30, 2015, December 31, 2014 and September 30, 2014.

SECURITIES PORTFOLIO
(Dollars in thousands)	30-Sep-15		30-Jun-15		31-Dec-14		30-Sep-14
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$57,668	$57,027	$62,479	$61,786	$99,608	$98,707	$82,019	$80,931
U.S Government sponsored agencies	756	746	757	729	-	-	-	-
State, county and municipal	142,673	145,873	141,240	141,969	134,405	137,477	135,469	136,928
Corporate and other bonds	20,467	20,116	20,644	20,541	11,921	11,883	12,011	11,942
Mortgage backed securities - U.S. Government agencies	8,715	8,668	4,375	4,276	2,338	2,258	2,507	2,402
Mortgage backed securities - U.S. Government sponsored agencies	34,475	34,531	33,608	33,512	24,096	24,243	26,113	26,008

Total securities available for sale	$264,754	$266,961	$263,103	$262,813	$272,368	$274,568	$258,119	$258,211

	30-Sep-15		30-Jun-15		31-Dec-14		30-Sep-14
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$35,370	$36,237	$34,877	$35,038	$31,677	$32,780	$32,040	$32,855
Mortgage backed securities - U.S. Government agencies	3,362	3,536	3,588	3,781	4,293	4,531	5,186	5,478
Mortgage backed securities - U.S. Government sponsored agencies	-	-	-	-	227	228	9,250	9,729
Total securities held to maturity	$38,732	$39,773	$38,465	$38,819	$36,197	$37,539	$46,476	$48,062

Interest bearing deposits were $834.0 million at September 30, 2015, a slight decrease of $365,000 since year-end 2014. However, there has been a change in the composition of the deposit mix. NOW accounts have declined $11.4 million during 2015 while MMDA and savings accounts have increased collectively in a greater amount, $16.9 million. Time deposits less than or equal to $250,000 have declined $8.9 million during 2015 as management has not been aggressively pricing this deposit class. Time deposits $250,000 and over have increased $3.0 million during 2015.

The following table compares the mix of interest bearing deposits at September 30, 2015, June 30, 2015, December 31, 2014 and September 30, 2014.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	30-Sep-15	30-Jun-15	31-Dec-14	30-Sep-14
NOW	$112,277	$124,234	$123,682	$104,788
MMDA	109,748	110,577	101,784	97,718
Savings	87,368	86,114	78,478	77,664
Time deposits less than or equal to $250,000	407,765	414,015	416,628	435,397
Time deposits $250,000 and over	116,858	111,496	113,809	124,619
Total interest bearing deposits	$834,016	$846,436	$834,381	$840,186

FHLB advances were $95.8 million at September 30, 2015, $557,000 less that at year-end 2014. Long term debt was $6.5 million at September 30, 2015, declining $3.2 million since year-end 2014. This debt, originally totaling $10.7 million, was obtained in April 2014, and the proceeds were used to redeem the Company’s remaining outstanding TARP preferred stock. The Company has repaid $4.2 million of this debt since it was obtained.

Shareholder’s equity was $103.0 million at September 30, 2015. This is a decrease of $4.7 million since December 31, 2014 when shareholder’s equity was $107.7 million. The primary reason for the decline was the termination of the FDIC shared-loss agreements and the resulting loss for the third quarter. Management anticipates that the earn-back period on the elimination of the indemnification assets is approximately two years.

ASSET QUALITY – excluding PCI loans

Nonaccrual loans were $10.8 million at September 30, 2015, compared with $10.5 million at June 30, 2015 and $16.6 million at December 31, 2014. The reduction of $5.8 million, or 34.9%, from year-end is primarily the result of a complete resolution and pay-out of a large commercial loan relationship placed on nonaccrual status in the fourth quarter of 2014. Other measurements of asset quality show improvement since year-end as well. Internally designated criticized and classified assets declined collectively from year-end by $14.3 million. Criticized loans declined from $21.8 million at year-end to $18.0 million at September 30, 2015. Classified loans declined $8.6 million during 2015, from $22.2 million at December 31, 2014 to $13.6 million at September 30, 2015. Other real estate owned has declined from $7.7 million at December 31, 2014 to $5.9 million at September 30, 2015.

The following chart shows the level of nonaccrual, classified, and criticized loans over the last five quarters:

ASSET QUALITY
(Dollars in thousands)
	30-Sep-15	30-Jun-15	31-Mar-15	31-Dec-14	30-Sep-14
Nonaccrual loans	$10,795	$10,530	$17,196	$16,571	$9,481

Criticized (special mention) loans	17,977	21,271	22,226	21,835	21,517
Classified (substandard) loans	13,610	12,306	22,024	22,181	25,053
Other real estate owned *	5,858	6,506	6,844	7,743	8,482
Total classified and criticized assets	$37,445	$40,083	$51,094	$51,759	$55,052

*Other real estate owned has been restated for all dates presented to include other real estate owned previously covered by the FDIC shared-loss agreements.

Total nonperforming assets totaled $16.7 million at September 30, 2015, decreasing $383,000 during the quarter and $7.7 million since year-end. The decrease in the level of nonperforming assets since year-end 2014 is due to the resolution and payoff of the large commercial loan relationship classified as nonaccrual at December 31, 2014. Charged-off loans were $210,000 in the third quarter of 2015 while recoveries of previously charged-off loans totaled $47,000. For the nine months ended September 30, 2015, loans charged-off totaled $1.1 million and recoveries of previously charged-off loans totaled $1.5 million.

The allowance for loan losses, excluding PCI loans, equaled 89.9% of nonaccrual loans at September 30, 2015, compared with 55.9% at December 31, 2014. The ratio of allowance for loan losses to nonperforming assets was 61.2% at September 30, 2015, compared with 40.1% at December 31, 2014. Nonperforming assets to loans and other real estate, excluding PCI loans, was 2.4% at September 30, 2015, compared with 3.6% at December 31, 2014.

The following table reconciles the activity of the Company’s allowance for loan losses, excluding PCI loans, by quarter, for the past five quarters. These numbers exclude the $484,000 in allowance for loan losses related to PCI loans.

ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)	2015			2014
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$9,864	$9,011	$9,267	$9,764	$10,156
Provision for loan losses	-	-	-	-	-
Net recoveries (charge-offs)	(163)	853	(256)	(497)	(392)
End of period	$9,701	$9,864	$9,011	$9,267	$9,764

The following table sets forth selected asset quality data, excluding PCI loans, and ratios for the dates indicated:

ASSET QUALITY (excluding PCI loans)
(Dollars in thousands)	2015			2014
	30-Sep-15	30-Jun-15	31-Mar-15	31-Dec-14	30-Sep-14

Nonaccrual loans	$10,795	$10,530	$17,196	$16,571	$9,481
Loans past due over 90 days and accruing interest	-	-	-	-	178
Total nonperforming loans	10,795	10,530	17,196	16,571	9,659
Other real estate owned	5,858	6,506	6,844	7,743	8,482
Total nonperforming assets	$16,653	$17,036	$24,040	$24,314	$18,141

Allowance for loan losses, excluding PCI loans, to loans	1.40%	1.45%	1.33%	1.40%	1.55%
Allowances for loan losses to nonperforming assets	61.16%	60.74%	39.50%	40.10%	56.49%
Allowance for loan losses, excluding PCI loans, to nonaccrual loans	89.87%	93.68%	52.40%	55.92%	102.98%
Nonperforming assets to loans, excluding PCI loans, and other real estate	2.38%	2.48%	3.51%	3.64%	2.80%
Net charge-offs/(recoveries) for quarter to average loans,	0.09%	(0.50%)	0.15%	0.31%	0.25%
annualized

A further breakout of nonaccrual loans, excluding PCI loans, at September 30, 2015, December 31, 2014 and September 30, 2014 is below:

NONACCRUAL LOANS (excluding PCI loans)

(Dollars in thousands)	30-Sep-15		31-Dec-14		30-Sep-14
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Mortgage loans on real estate:
Residential 1-4 family	$4,664	0.68%	$3,342	0.51%	$3,748	0.59%
Commercial	1,524	0.22%	607	0.09%	624	0.10%
Construction and land development	4,511	0.65%	4,920	0.74%	4,950	0.77%
Second mortgages	13	0.00%	61	0.01%	61	0.01%
Total real estate loans	10,712	1.55%	8,930	1.35%	9,383	1.47%
Commercial loans	$2	0.00%	$7,521	1.14%	$8	0.00%
Consumer installment loans	81	0.01%	120	0.02%	90	0.01%
Gross loans	10,795	1.56%	16,571	2.51%	9,481	1.48%

Capital Requirements

The Company’s ratio of total risk-based capital was 13.5% at September 30, 2015, compared with 14.7% at December 31, 2014. The tier 1 risk-based capital ratio was 12.4% at September 30, 2015 and 13.5% at December 31, 2014. The Company’s tier 1 leverage ratio was 9.2% at September 30, 2015 and 9.4% at December 31, 2014.  All capital ratios exceed regulatory minimums to be considered well capitalized.

The September 30, 2015 ratios reflect changes to the capital and asset risk-weighting of BASEL III, which became effective January 1, 2015. BASEL III introduced the common equity tier 1 capital ratio, which was 11.9% at September 30, 2015.

Earnings Conference Call and Webcast

The Company will host a conference call for interested parties on October 30, 2015, at 10:00 a.m. Eastern Time to discuss the financial results for the third quarter and first nine months of 2015. The public is invited to listen to this conference call by dialing 866-374-8379 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on October 30, 2015, until 9:00 a.m. Eastern Time on November 6, 2015. The replay will be available by dialing 877-344-7529 and entering access code 10074083 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 22 full-service offices, 15 of which are in Virginia and seven of which are in Maryland.  The Bank also operates two loan production offices in Virginia.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

COMMUNITY BANKERS TRUST CORPORATION

CONSOLIDATED BALANCE SHEETS

UNAUDITED CONDENSED

(Dollars in thousands)

	30-Sep-15	31-Dec-14	30-Sep-14
Assets
Cash and due from banks	$10,032	$8,329	$8,335
Interest bearing bank deposits	2,405	14,024	10,160
Total cash and cash equivalents	12,437	22,353	18,495

Securities available for sale, at fair value	266,961	274,568	258,211
Securities held to maturity, at cost	38,732	36,197	46,476
Equity securities, restricted, at cost	8,610	8,816	8,149
Total securities	314,303	319,581	312,836

Loans held for resale	673	200	239

Loans	693,002	660,020	639,324
Purchased credit impaired (PCI) loans	61,073	67,460	69,255
Allowance for loan losses	(9,701)	(9,267)	(9,764)
Allowance for loan losses - PCI	(484)	(484)	(484)
Net loans	743,890	717,729	698,331

Bank premises and equipment, net	27,583	29,702	26,255
Bank premises and equipment held for sale	2,228	465	3,237
Other real estate owned	5,858	7,743	8,013
Covered FDIC receivable	-	669	978
Bank owned life insurance	21,466	21,004	21,278
Core deposit intangibles, net	3,282	4,713	5,190
FDIC indemnification asset	-	18,609	20,315
Other assets	17,465	12,966	13,631
Total assets	$1,149,185	$1,155,734	$1,128,798

Liabilities
Deposits:
Noninterest bearing	99,549	84,564	81,526
Interest bearing	834,016	834,381	840,186
Total deposits	933,565	918,945	921,712
Federal funds purchased and securities sold under agreements to repurchase	958	14,500	3,287
Federal Home Loan Bank advances	95,844	96,401	81,584
Long term debt	6,476	9,680	9,680
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	5,263	4,434	3,863
Total liabilities	$1,046,230	$1,048,084	$1,024,250

Shareholders' Equity
Common stock (200,000,000 shares authorized $0.01 par value; 21,848,489, 21,791,523, 21,782,826, shares issued and outstanding , respectively)	218	218	218
Additional paid in capital	145,751	145,321	145,238
(Accumulated deficit) retained earnings	(43,264)	(38,553)	(40,812)
Accumulated other comprehensive income (loss)	250	664	(96)
Total shareholders' equity	102,955	107,650	104,548
Total liabilities and shareholders' equity	$1,149,185	$1,155,734	$1,128,798

COMMUNITY BANKERS TRUST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED CONDENSED

(Dollars in thousands)	YTD	Three months ended		YTD	Three months ended
	2015	30-Sep-15	30-Jun-15	2014	30-Sep-14
Interest and dividend income
Interest and fees on loans	$23,750	$7,986	$8,017	$22,079	$7,924
Interest and fees on PCI loans	6,221	1,730	2,418	9,058	2,646
Interest on federal funds sold	2	-	1	-	-
Interest on deposits in other banks	46	12	17	46	11
Interest and dividends on securities	-	-	-	-	-
Taxable	4,119	1,396	1,355	5,221	1,813
Nontaxable	1,568	599	525	595	271
Total interest and dividend income	35,706	11,723	12,333	36,999	12,665
Interest expense
Interest on deposits	4,457	1,523	1,486	4,365	1,504
Interest on borrowed funds	1,156	355	384	685	279
Total interest expense	5,613	1,878	1,870	5,050	1,783

Net interest income	30,093	9,845	10,463	31,949	10,882

Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	30,093	9,845	10,463	31,949	10,882

Noninterest income
Service charges on deposit accounts	1,668	583	557	1,634	584
Gain(loss) on securities, net	363	74	(8)	494	115
Gain on sale of other loans, net	69	-	23	153	78
Income on bank owned life insurance	562	188	188	578	193
Mortgage loan income	640	230	262	115	42
Other	554	178	184	463	154
Total noninterest income	3,856	1,253	1,206	3,437	1,166

Noninterest expense
Salaries and employee benefits	13,704	4,803	4,406	12,023	4,072
Occupancy expenses	1,976	669	620	1,966	631
Equipment expenses	782	282	260	734	255
FDIC assessment	644	187	221	611	210
Data processing fees	1,255	401	412	1,312	355
Indemnification asset amortization	16,195	13,803	1,154	4,415	1,439
Amortization of intangibles	1,431	477	477	1,431	477
Other real estate expenses	1,080	858	137	775	392
Other operating expenses	4,924	1,549	1,757	4,807	1,707
Total noninterest expense	41,991	23,029	9,443	28,074	9,538

Net income before income taxes	(8,042)	(11,931)	2,226	7,312	2,510
Income tax (benefit) expense	(3,331)	(4,215)	533	2,055	697
Net (loss) income	(4,711)	(7,716)	1,693	5,257	1,813
Dividends paid on preferred stock	-	-	-	247	-
Net income available to common
shareholders	$(4,711)	(7,716)	$1,693	$5,010	$1,813

COMMUNITY BANKERS TRUST CORPORATION

INCOME STATEMENT TREND ANALYSIS

UNAUDITED

(Dollars in thousands)	Three months ended
	30-Sep-15	30-Jun-15	31-Mar-15	31-Dec-14	30-Sep-14
Interest and dividend income
Interest and fees on loans	$7,986	$8,017	$7,747	$7,556	$7,924
Interest and fees on PCI loans	1,730	2,418	2,073	2,170	2,646
Interest on federal funds sold	-	1	1	-	-
Interest on deposits in other banks	12	17	17	15	11
Investments (taxable)	1,396	1,355	1,368	1,614	1,813
Investments (nontaxable)	599	525	444	371	271
Total interest income	11,723	12,333	11,650	11,726	12,665
Interest expense
Interest on deposits	1,523	1,486	1,448	1,493	1,504
Interest on borrowed funds	355	384	417	390	279
Total interest expense	1,878	1,870	1,865	1,883	1,783

Net interest income	9,845	10,463	9,785	9,843	10,882

Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	9,845	10,463	9,785	9,843	10,882

Noninterest income
Service charges on deposit accounts	583	557	528	566	584
Gain/(loss) on sale of securities, net	74	(8)	297	595	115
Gain on sale of other loans, net	-	23	46	48	78
Income on bank owned life insurance	188	188	186	191	193
Mortgage loan income	230	262	148	96	42
Other	178	184	192	336	154
Total noninterest income	1,253	1,205	1,397	1,832	1,166

Noninterest expense
Salaries and employee benefits	4,803	4,406	4,495	4,113	4,072
Occupancy expenses	669	619	688	631	631
Equipment expenses	282	260	240	223	255
FDIC assessment	187	220	237	194	210
Data processing fees	401	412	442	420	355
FDIC indemnification asset amortization	13,803	1,153	1,239	1,380	1,439
Amortization of intangibles	477	477	477	477	477
Other real estate expenses	858	137	85	(235)	392
Other operating expenses	1,549	1,759	1,616	1,540	1,707
Total noninterest expense	23,029	9,443	9,519	8,743	9,538

Net (loss) income before income taxes	(11,931)	2,226	1,663	2,932	2,510
Income tax (benefit) expense	(4,215)	533	351	673	697
Net (loss) income	(7,716)	1,693	1,312	2,259	1,813
Dividends on preferred stock	-	-	-	-	-
Net (loss) income available to common shareholders	$(7,716)	$1,693	$1,312	$2,259	$1,813

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Three months ended September 30, 2015			Three months ended September 30, 2014
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$688,200	$7,986	4.60%	$635,477	7,924	4.95%
PCI loans, including fees	62,584	1,730	10.97%	69,741	2,646	15.05%
Total loans	750,784	9,716	5.13%	705,218	10,570	5.95%
Interest bearing bank balances	12,724	12	0.36%	14,191	11	0.32%
Federal funds sold	-	-	-	179	-	0.10%
Securities (taxable)	224,479	1,396	2.49%	266,321	1,813	2.72%
Securities (tax exempt)(1)	85,803	908	4.23%	36,311	410	4.53%
Total earning assets	1,073,790	12,032	4.45%	1,022,220	12,804	4.97%
Allowance for loan losses	(10,306)			(10,670)
Non-earning assets	94,075			113,927
Total assets	$1,157,559			$1,125,477

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Demand - interest bearing	$232,357	$189	0.32%	$207,080	151	0.29%
Savings	86,431	69	0.31%	77,287	60	0.31%
Time deposits	523,868	1,265	0.96%	556,079	1,293	0.92%
Total interest bearing deposits	842,656	1,523	0.72%	840,446	1,504	0.71%
Short-term borrowings	1,371	2	0.62%	1,744	2	0.61%
FHLB and other borrowings	91,913	276	1.19%	85,550	170	0.79%
Long- term debt	7,268	77	4.14%	10,387	107	4.02%
Total interest bearing liabilities	943,208	1,878	0.79%	938,127	1,783	0.75%
Noninterest bearing deposits	101,582			79,434
Other liabilities	4,252			4,109
Total liabilities	1,049,042			1,021,670
Shareholders’ equity	108,517			103,807
Total liabilities and Shareholders’ equity	$1,157,559			$1,125,477
Net interest earnings		$10,154			$11,021
Interest spread			3.66%			4.22%
Net interest margin			3.75%			4.28%

(1)  Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Nine months ended September 30, 2015			Nine months ended September 30, 2014
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$679,262	$23,750	4.67%	$612,771	$22,079	4.82%
PCI loans, including fees	64,805	6,221	12.83%	71,160	9,058	17.02%
Total loans	744,067	29,971	5.39%	683,931	31,137	6.09%
Interest bearing bank balances	16,663	46	0.37%	19,757	46	0.31%
Federal funds sold	2,476	2	0.10%	520	-	0.10%
Securities (taxable)	221,052	4,119	2.48%	271,680	5,221	2.56%
Securities (tax exempt)(1)	74,118	2,376	4.27%	26,322	901	4.56%
Total earning assets	1,058,376	36,514	4.61%	1,002,210	37,305	4.98%
Allowance for loan losses	(9,913)			(10,808)
Non-earning assets	98,238			115,194
Total assets	$1,146,701			$1,106,596

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Demand - interest bearing	$226,497	$512	0.30%	$199,297	$441	0.30%
Savings	83,570	194	0.31%	76,654	192	0.34%
Time deposits	525,309	3,751	0.95%	556,915	3,732	0.90%
Total interest bearing deposits	835,376	4,457	0.71%	832,866	4,365	0.70%
Short-term borrowings	1,062	5	0.57%	986	4	0.57%
FHLB and other borrowings	95,921	898	1.25%	82,629	493	0.80%
Long- term debt	8,125	253	4.10%	6,200	188	4.00%
Total interest bearing liabilities	940,484	5,613	0.80%	922,681	5,050	0.74%
Noninterest bearing deposits	92,619			73,962
Other liabilities	4,187			4,186
Total liabilities	1,037,290			1,000,829
Shareholders’ equity	109,411			105,767
Total liabilities and Shareholders' equity	$1,146,701			$1,106,596
Net interest earnings		$30,901			$32,255
Interest spread			3.81%			4.24%
Net interest margin			3.90%			4.30%

(1)  Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

Common tangible book value equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

Common Tangible Book Value
(Dollars in thousands)	30-Sep-15	30-Jun-15	31-Dec-14	30-Sep-14

Total shareholders’ equity	$102,955	$109,179	$107,650	$104,548
Core deposit intangible (net)	3,282	3,759	4,713	5,190
Common tangible book value	$99,673	$105,420	$102,937	$99,358
Shares outstanding	21,848	21,828	21,792	21,783
Common tangible book value per share	$4.56	$4.83	$4.72	$4.56

Stock Price	$5.01	$4.97	$4.42	$4.37

Price/common tangible book	109.87%	102.90%	93.64%	95.83%

Common tangible book/common tangible assets
Total assets	$1,149,185	$1,159,131	$1,155,734	$1,128,798
Core deposit intangible	3,282	3,759	4,713	5,190
Common tangible assets	$1,145,903	$1,155,372	$1,151,021	$1,123,608
Common tangible book	$99,673	$105,420	$102,937	$99,358

During the third quarter of 2015, the Company charged off its outstanding indemnification asset in connection with its termination of the FDIC shared-loss agreements.  Such charge-off was a one-time event and created both a net loss before income tax expense for each of the three months and nine months ended September 30, 2015 and a corresponding income tax benefit for such periods, as reflected in the Company’s Consolidated Statements of Operations presented above.  The following table presents net income before income tax expense and the corresponding income tax expense and net income after income tax expense, without giving effect to the impact of the indemnification asset charge-off, for each of the three months and nine months ended September 30, 2015.  The Company believes that this non-GAAP information is useful to investors because it presents net income for the applicable periods without the significant one-time charge and thus presents more accurately this financial statement item as it relates to the Company’s core operations.

	Three months ended	Nine months ended
	30-Sep-15	30-Sep-15
Net (loss) before income taxes	$(11,931)	$(8,042)
FDIC shared-loss agreement charge	13,084	13,084
Net income, before tax, without effect of FDIC charge	1,153	5,042
Income tax expense, without effect of FDIC charge	300	1,311
Net income, without effect of FDIC charge	$853	$3,731